Exhibit 10.2
August 13, 2009
Global Consumer Acquisition Corporation
1370 Avenue of the Americas
New York, NY
Attention: Daniel B. Silvers, President
     Re:    Nonvoting Equity Interests in Bank Holding Company
Mr. Silvers:
     Reference is made to that certain Amended and Restated Warrant Agreement, dated July 20, 2009, between Global Consumer Acquisition Corp. (“GCAC”) and Continental Stock Transfer and Trust Company, as warrant agent (the “Warrant Agreement”). Pursuant to Section 3.3.5 of the Warrant Agreement, (i) any GCAC warrant (“Warrant”) held by GCAC’s sponsor, Hayground Cove Asset Management LLC (“Hayground Cove”), shall not be exercisable at any time while under the control of Hayground Cove or its affiliates, (ii) Hayground Cove must notify any transferee receiving such Warrants that the transferee may be subject to the Bank Holding Company Act and the Change in Bank Control Act, federal banking law statutes that can require prior notice to a federal bank regulatory agency and prior approval from such federal bank regulatory agency, and (iii) prior to any transfer of any such Warrants by Hayground Cove, Hayground Cove must obtain an opinion of bank regulatory counsel that the transfer of such Warrants will not make the transferee a bank holding company for purposes of the Bank Holding Company Act or subject the transferee to prior approval of the Federal Reserve Board under the Change in Bank Control Act.
     This letter agreement hereby sets forth a further agreement between GCAC and Hayground Cove with respect to any Warrants held by Hayground Cove or its affiliates at any time to ensure that Hayground Cove or its affiliates do not, at any time, exercise significant control over the voting securities of GCAC’s bank holding company successor, Western Liberty Bancorp (“WLBC”).
     For good and valuable consideration, the parties hereto desire and intend to be legally bound, as follows:
     1. Hayground Cove or its affiliates shall not transfer any Warrants to any unaffiliated third party transferee; provided, however, that Hayground Cove or its affiliates may effect such a transfer to an unaffiliated third party transferee if: (i) the transfer is part of a widespread public distribution of Hayground Cove’s or any of its affiliates’ Warrants; (ii) the transferee controls more than 50% of WLBC’s voting securities without any transfer from Hayground Cove or any of its affiliates; or (iii) the Warrants transferred to a transferee (or group of associated transferees) would not constitute two percent (2%) or more of any class of WLBC’s voting securities.

     3. Hayground Cove hereby acknowledges that the aggregate gross proceeds from GCAC’s initial public offering (“IPO”), including the proceeds received upon the consummation of the exercise of the over-allotment option, and proceeds received from a private placement that closed simultaneously with the first closing of the IPO, including any accrued interest not released to GCAC in accordance with the terms of the IPO was placed in a trust account (the “Trust Account”) for the benefit of the GCAC’s public stockholders. Hayground Cove further hereby acknowledges and agrees that Hayground Cove does not have any right, title, interest or claim of any kind in or to any monies the Trust Account established by GCAC (“Claim”) and hereby waives any Claim Hayground Cove may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with GCAC, including this letter agreement and any transactions contemplated hereby, and will not seek recourse against the Trust Account for any reason whatsoever.
     For the avoidance of any doubt, this agreement between GCAC and Hayground Cove does not modify or amend in any way the Warrant Agreement.
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Sincerely,

HAYGROUND COVE ASSET
MANAGEMENT LLC

By:	/s/ Jason N. Ader

Name:	Jason N. Ader
Title:	Sole Member

Accepted and agreed:

GLOBAL CONSUMER ACQUISITION CORP.

By: Name:	/s/ Daniel B. Silvers Daniel B. Silvers
Title:	President